Exhibit 99.(a)(1)(F)

FINAL ELECTION CONFIRMATION STATEMENT (POST-EXPIRATION OF OFFER)
To: [Name]
From: Black Box Corporation
Subject: Statement Regarding Final Election Confirmation Statement (Post-Expiration of Offer)

This notice is to inform you that we have completed our Offer pursuant to the Offer to Amend or Replace Eligible Options filed with the SEC on November 19, 2007 (the “Offering Memorandum”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

Pursuant to the Offer: (i) we have accepted your election with respect to the Eligible Portion(s) of your Eligible Option(s) if the word “Yes” appears in the column “Elect to Amend or Replace Entire Eligible Portion” and have either (A) amended the applicable exercise price(s) of the Eligible Portion(s) of your Eligible Option(s) to be the exercise price(s) shown in the “Corrected Exercise Price” column and will pay you the Cash Bonus shown in the “Cash Bonus” column or (B) replaced the Eligible Portion(s) of your Eligible Option(s) with New Option(s) with exercise price(s) shown in the “Corrected Exercise Price” column and (ii) you have elected not to amend or replace the Eligible Portion(s) of your Eligible Option(s) if the word “No” appears in the column “Elect to Amend or Replace Entire Eligible Portion,” in each case, as set forth below:

Fair Market
				Elect to	Value of	Fair Market
Eligible				Amend or	Black Box	Value of
Option		Original	Shares	Replace	Common Stock on	Black Box
(Original	Original	Option	Eligible	Entire	Corrected	Common Stock on	Corrected
Number of	Date	Exercise	for Tender	Eligible	Measurement	Amendment	Exercise	Cash
Shares)	of Grant	Price ($)	Offer	Portion	Date ($)	Date ($)	Price ($)	Bonus ($)
		$			$	$	$	$

		$			$	$	$	$

		$			$	$	$	$

		$			$

		$			$

		$			$

For those Eligible Portion(s) of your Eligible Option(s) that you elected not to amend or replace, no amendment will be made to such Eligible Option(s), no Cash Bonus will be made to you with respect to such Eligible Option(s) and no New Option will be issued.

Promise to Make Cash Bonus Payment: In addition, as a result of any amendment of your Eligible Option(s), you are entitled to receive the Cash Bonus described above, payable at such time, and subject to the terms and conditions, as set forth in the Offering Memorandum.

Attached to this Final Election Confirmation Statement are one or both of the following documents: (i) a Stock Option Amendment and Cash Bonus Agreement, detailing the Eligible Portion(s) of the Eligible Option(s) that were amended and the Cash Bonus you are entitled to receive and (ii) a Stock Option Cancellation and Regrant Agreement, detailing the Eligible Portion(s) of the Eligible Option(s) that were canceled and regranted. These documents have been signed by Black Box and reflect the new terms of your Amended Options and New Options, as applicable. These documents, along with the terms and conditions contained in the Offering Memorandum reflect the entire agreement between you and Black Box with respect to the Offer.

We strongly encourage you to keep a copy of these documents for your records.